EXHIBIT 99.1

Ranger Energy Services, Inc. Announces Q3 2018 Results
HOUSTON, TX--(November 6, 2018) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for its fiscal quarter ended September 30, 2018.

–	Continuation of year-to-date momentum, on-going improvement across all aspects of our business.

–	Top line growth and margin growth driven by rate increases and asset additions across both the Well Services and Processing Solutions segments of our business.

–	The Company's completion wireline business in the Permian Basin continued growth ending the quarter with a total of ten trucks.
Q3 2018 Financial Highlights
Revenues saw a sequential increase of 12% to $82.1 million, from $73.1 million in Q2 2018.
Net income increased $5.2 million to net income of $4.0 million from a net loss of $1.2 million in Q2. The increase to a net income position was driven by improved operating results and a tax benefit for Q3, partially offset by increased interest expense.
Adjusted EBITDA1 increased 30% to $12.6 million, from $9.7 million in Q2. The Adjusted EBITDA increase was driven primarily by revenue growth and partially offset by a higher underlying costs of services.
The average hourly rates for high-spec rigs increased by 1% to approximately $519 from $513 in Q2.
Rig hours decreased 3% to approximately 74,200 from 76,200 in Q2.
CEO Comments
Ranger continued its momentum of improving results in Q3 delivering a 30% sequential increase in Adjusted EBITDA. Both segments of our business experienced growth driven by improved pricing and select asset additions.
Ranger’s ongoing focus on shale completion activity continues to pay dividends, driving improved results. Our High Spec Rigs again experienced a modest increase in pricing though offset this quarter by a decrease in utilization. Our Permian Wireline Completions business continues to operate on a 100% dedicated basis with an average unit count of nine during the quarter, up from seven in Q2.
Although we are pleased with the quarter, there is still more progress to be made. We continue to focus on operational execution, targeting 24-hour completion work and positioning assets in the highest demand basis across our strong, diverse geographic footprint.
Looking forward, we remain excited about the opportunities ahead of us. As customers continue to focus on completion efficiency, we expect the service market to see ongoing segregation based on operational performance and total value. We believe our talented work force and purpose-built asset base are delivering the value that our customers need, driving continued demand for our services and fueling future investment opportunities.

[1]
“Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see “Ranger Energy Services, Inc. Supplemental Non-GAAP Financial Measures (Unaudited)” at the end of this press release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Financial Results
Revenues
During the quarter, revenues increased 12% to $82.1 million from $73.1 million in Q2. The improvement was primarily attributable to the increased activity of our wireline completions business.
The results by segment were as follows:
Well Services’ segment revenue increased 13% to $78.1 million in Q3 2018 from $69.1 million in Q2 2018.
Average hourly rig rates increased 1%, or $6, to $519 on select price increases. Rig utilization, as measured by average monthly hours per rig, decreased to 178 from 187. Total rig hours decreased 3% to approximately 74,200 hours in Q3 from 76,200 in Q2. The average number of rigs in our fleet increased to 139 rigs for Q3 from 136 in Q2. During Q3, one rig was delivered and three rigs entered service.
Also within the Well Services segment, we saw growth in wireline activity with an increase in average wireline unit count from seven in Q2 to nine in Q3 along with the addition of a pump-down spread.
Processing Solutions revenue remained constant at $4.0 million.
Operating Income and Net Income
During the quarter, operating income increased to $4.4 million from $1.0 million in Q2 2018 mainly due to improved gross margins. The increase in revenues were partially offset by an increase in cost of services.
During the quarter, the net income improved by $5.2 million to $4.0 million from a net loss of $1.2 million in Q2 2018. The improvement was due to the higher Q3 revenues and margins as discussed above.
Adjusted EBITDA
Adjusted EBITDA increased to $12.6 million in Q3 from $9.7 million in Q2 2018. The improvement was largely due to increased revenues from our wireline activity driven by both higher rates and select asset additions.
Liquidity
We ended the quarter with $41.7 million of liquidity, consisting of $21.7 million of capacity available on our revolving credit facility, $18.0 million of capacity on our secured financing agreement and $2.0 million of cash.
The Q3 cash ending balance of $2.0 million compares to $10.5 million at the end of the Q2 2018. We had an outstanding draw on our revolving credit facility of $18.5 million leaving $21.7 million of capacity on a quarter end borrowing base of $40.2 million.
During 2Q 2018, we entered into a Financing Agreement in an amount of up to $40.0 million with an initial draw of $22.0 million. This incremental liquidity allows us the flexibility to add capital equipment as market opportunities arise.
Capital Expenditures
Total capital expenditures recorded during the quarter were $21.0 million. Of that amount, $10.0 million was related to our wireline business including two new wireline units, two sets of pump-down pumps and associated ancillary equipment. The total amount included $6.0 million related to service rigs, including one new high-spec rig and ancillary equipment for the new high-spec rig and existing rigs. Also included was $2.0 million associated with the addition of two processing units in our Processing Solutions segment.

Additions of new leased vehicles to support current growth and replacement of vehicles amount to $3.0 million.
Maintenance capital expense for the quarter was $0.3 million. Year to date maintenance capital expense totaled $1.2 million.
Conference Call
The Company will host a conference call to discuss its Q3 2018 results on November 7, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing 1-877-344-7529 within the United States or 1-412-317-0088 outside of the United States. The conference call replay access code is 10124494. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 . These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings from time to time with the Securities and Exchange Commission (the “SEC”). The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.
Company Contact:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com

RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended
	September 30, 2018	June 30, 2018
Revenues
Well Services	$78.1	$69.1
Processing Solutions	4.0	4.0
Total revenues	82.1	73.1

Operating expenses
Cost of services (exclusive of depreciation and amortization shown separately):
Well Services	61.8	56.0
Processing Solutions	1.8	1.9
Total cost of services	63.6	57.9
General and administrative	6.6	7.2
Depreciation and amortization	7.5	7.0
Total operating expenses	77.7	72.1

Operating income	4.4	1.0

Other expenses
Interest expense, net	(0.9)	(0.5)
Total other expenses	(0.9)	(0.5)
Income before income tax expense	3.5	0.5
Tax expense (benefit)	(0.5)	1.7
Net income (loss)	4.0	(1.2)
Less: Net income (loss) attributable to non-controlling interests	1.9	(0.5)
Net income (loss) attributable to Ranger Energy Services, Inc.	$2.1	$(0.7)

Income (loss) per common share
Basic	$0.24	$(0.08)
Diluted	$0.23	$(0.08)
Weighted average common shares outstanding
Basic	8,910,260	8,792,585
Diluted	9,156,872	8,792,585

RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$2.0	$5.3
Accounts receivable, net	49.7	32.1
Unbilled revenues	4.2	6.0
Prepaid expenses and other current assets	7.1	5.7
Assets held for sale	0.6	0.6
Total current assets	63.6	49.7
Property, plant and equipment, net	230.7	189.2
Goodwill	—	9.0
Intangible assets, net	10.2	10.8
Other assets	0.5	1.0
Total assets	$305.0	$259.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$30.2	$32.0
Accrued expenses	27.1	11.6
Capital lease obligations, current portion	3.9	8.0
Long-term debt, current portion	11.3	1.3
Other current liabilities	3.0	—
Total current liabilities	75.5	52.9
Capital lease obligations	6.5	1.5
Long-term debt	32.8	5.8
Other long-term liabilities	0.5	3.8
Total liabilities	115.3	64.0

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized, no shares issued or outstanding as of September 30, 2018 and December 31, 2017	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized, 8,941,374 shares issued and outstanding as of September 30, 2018 and 8,413,178 shares issued and outstanding as of December 31, 2017	0.1	0.1
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized, 6,866,154 shares issued and outstanding as of September 30, 2018 and December 31, 2017	0.1	0.1
Accumulated deficit	(11.0)	(6.6)
Additional paid-in capital	111.2	110.1
Total stockholders' equity	100.4	103.7
Non-controlling interest	89.3	92.0
Total stockholders' equity	189.7	195.7
Total liabilities and stockholders' equity	$305.0	$259.7

RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Nine Months Ended
September 30, 2018
Cash Flows from Operating Activities
Net loss	$(7.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20.6
Bad debt expense	0.2
Impairment of goodwill	9.0
Equity based compensation	1.6
Gain on sale of property, plant and equipment	(0.2)
Changes in operating assets and liabilities, net of effect of acquisitions
Accounts receivable	(17.7)
Unbilled revenue	1.7
Prepaid expenses and other current assets	(1.3)
Other assets	0.4
Accounts payable	8.4
Accrued expenses	10.7
Other long-term liabilities	(1.0)
Net cash provided by operating activities	24.9

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(56.1)
Proceeds from sale of property, plant and equipment	4.0
Acquisition, net of cash received	(4.0)
Net cash used in investing activities	(56.1)

Cash Flows from Financing Activities
Borrowings under line of credit agreement, net of deferred costs	41.8
Borrowings on long-term debt, net of deferred costs	21.3
Payments on line of credit agreement and long-term debt	(25.6)
Principal payments on capital lease obligations	(9.6)
Net cash provided by financing activities	27.9

Decrease in Cash and Cash equivalents	(3.3)
Cash and Cash Equivalents, Beginning of Year	5.3
Cash and Cash Equivalents, End of Year	$2.0

Supplemental Cash Flow Information
Interest paid	$(1.3)
Supplemental Disclosure of Non-cash Investing and Financing Activity
Non-cash capital expenditures	$5.3
Non-cash additions to fixed assets through capital lease financing	$(10.4)

RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax provision (benefit), depreciation and amortization, equity‑based compensation, acquisition‑related and severance costs, impairment of goodwill, gain or loss on sale of assets and certain other items that we do not view as indicative of our ongoing performance.
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or loss determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that our results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of net income (loss) to Adjusted EBITDA, our most directly comparable financial measure calculated and presented in accordance with GAAP.
The following table is a reconciliation of net income (loss) to Adjusted EBITDA for the three months ended September 30, 2018 and June 30, 2018, in millions:

	Three Months Ended
	September 30, 2018	June 30, 2018	Change
Net income (loss)	$4.0	$(1.2)	$5.2
Interest expense, net	0.9	0.5	0.4
Tax expense (benefit)	(0.5)	1.8	(2.3)
Depreciation and amortization	7.5	7.0	0.5
Equity based compensation	0.6	0.8	(0.2)
Acquisition and severance costs	0.3	0.6	(0.3)
(Gain) loss on property, plant and equipment	(0.2)	0.2	(0.4)
Adjusted EBITDA	$12.6	$9.7	$2.9